EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Guess?, Inc. 2004 Equity Incentive Plan, as amended and restated, of our reports dated March 29, 2018, with respect to the consolidated financial statements and schedule of Guess?, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Guess?, Inc. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended February 3, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 29, 2018